Exhibit h(6)

Amendment No. 10 to Transfer Agency and Services Agreement

This ninth amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of May 10, 2021 (the “Amendment Effective Date”):

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between the Fund and ALPS, dated October 5, 2009, as amended or restated from time to time
“Fund”	BBH Trust
“ALPS”	ALPS Fund Services, Inc.

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS FUND SERVICES, INC.		BBH TRUST
By:	/s/ Mike Sleightholme	By:	/s/ Daniel Greifenkamp
Name:	Mike Sleightholme	Name:	Daniel Greifenkamp
Title:	Authorized Representative	Title:	Vice President, BBH Trust

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	List of Portfolios. As of May 10, 2021, Appendix A “List of Portfolios” of the Existing Agreement is deleted in its entirety and replaced with the following:

APPENDIX A

TO THE TRANSFER AGENCY AGREEMENT

LIST OF PORTFOLIOS

Amended as of May 10, 2021

BBH Income Fund	Class I Shares
BBH Intermediate Municipal Bond Fund	Class I Shares Class N Shares
BBH Limited Duration Fund	Class I Shares Class N Shares
BBH Partner Fund – Select Short Term Assets	Class I Shares
BBH Partner Fund – International Equity	Class I Shares
BBH Select Series – Large Cap Fund	Class I Shares Retail Class Shares
BBH U.S. Government Money Market Fund	Institutional Shares
BBH Select Series – Mid Cap Fund	Class I Shares Retail Class Shares

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.